Exhibit 99.1

Brad Pedersen

CEO and President

973-602-1023 (Direct)

bpedersen@breeze-eastern.com

10 October 2014

James D. Cashel

21 Cypress Road

Chatham, NJ 07928

Dear Jim:

We are pleased to have you continue on as part of the Leadership Team and as General Counsel, Corporate Secretary and Chief Compliance Officer of Breeze-Eastern Corporation (the “Company”) and amend your employment offer letter as follows:

Severance:	In the event you are terminated by the Company without cause at any time after the date of this letter, you will receive severance pay equal to six months of your annual salary in effect at the time of termination, but exclusive of bonuses, and the continuation of employee benefits for the same period.

Change of Control:	In the event of a change of control (as defined in the 2012 Incentive Compensation Plan) and your termination or resignation for good reason, each as hereinafter defined, within 24 months of the change of control, you would receive a cash payment equal to one year of your annual salary in effect at the time of termination or resignation and the average of your bonuses for the prior two years (or one year if you have not yet received two bonuses). In addition, the vesting of all stock options and restricted shares would accelerate upon a change in control. Payments received upon a change of control and your termination or resignation for good reason would be in lieu of any and all payments you would receive upon severance. “Termination” shall mean a termination that is not voluntary or is other than for cause and “resignation for good reason” shall mean a resignation following a reduction in compensation, benefits or responsibilities, reporting to anybody other than the CEO, or failure by the Company to obtain an agreement from any successor or assignee legal entity to assume and perform the obligations set out in this paragraph.

As an officer of Breeze-Eastern Corporation, you are subject to certain SEC requirements and restrictions upon your ability to buy and sell securities of the Company. You are considered a Section 16(b) employee, subject to SEC reporting of your holdings, and changes thereto, of Company stock.

In recognition of the risks and obligations you are undertaking as an officer in the Company, Breeze-Eastern Corporation will enter into an indemnification agreement with you relative to claims brought against you in your capacity as an officer of the Company. This agreement will be provided under separate cover. The Company maintains a Directors and Officers Insurance policy as added protection.

Except as noted and amended above, the terms of your original offer letter remain in full force and effect. If this is acceptable to you, please sign both copies of this letter, keep one copy for your files and return the other copy to me. If you have any questions about any of the items noted above, please do not hesitate to call me.

We are pleased that you will continue on as part of the Breeze-Eastern Leadership Team.

Very truly yours,

/s/ Brad Pedersen

Brad Pedersen

Agreed and Accepted

/s/ James D. Cashel
James D. Cashel